EXHIBIT 99.01

DexCom Inc. Reports Third Quarter 2009 Financial Results

SAN DIEGO, CA - (BUSINESS WIRE-November 4, 2009) - DexCom, Inc. (Nasdaq: DXCM) today reported its unaudited financial results for the quarter ended September 30, 2009.

Product revenue grew to approximately $4.6 million for the third quarter of 2009, an increase of 146% from the $1.9 million in product revenue reported for the third quarter of 2008, and an increase of approximately 12% from the $4.1 million reported for the second quarter of 2009. Total third quarter 2009 revenue, which includes development grant revenue, was $7.3 million, an increase of approximately 278% from the same quarter in 2008, and approximately 8% from the second quarter of 2009. The Company reported a net loss of $13.5 million, down from $15.6 million for the third quarter of 2008. Net loss was $0.29 per share for the third quarter of 2009, down from a net loss of $0.53 per share for the third quarter of 2008. The net loss included $4.2 million in non-cash expenses during the third quarter of 2009, centered primarily in share-based compensation and expense of the convertible debt discount.

Product cost of sales increased $1.0 million to $4.6 million for the third quarter of 2009 compared to $3.6 million for the same quarter in 2008, primarily due to increased product sales. Total cost of sales was $6.4 million for the third quarter of 2009, compared to $3.8 million for the third quarter of 2008. The increase was due to additional product sales and development costs related to development and collaboration agreements entered into during 2008. Research and development expense decreased by approximately $1.9 million to $3.5 million for the third quarter of 2009, compared to $5.4 million for the third quarter of 2008. The decrease in research and development expense was due primarily to the allocation of expenses to development cost of sales for activities performed pursuant to development and collaboration agreements entered into in 2008. Selling, general and administrative expense increased by approximately $2.3 million to $8.9 million for the third quarter of 2009, compared to $6.7 million for the third quarter of 2008, with the change primarily due to additional marketing, customer service, insurance reimbursement and sales costs. As of September 30, 2009, the Company had $40.4 million in cash, marketable securities, and restricted cash.

Conference Call

Management will hold a conference call today starting at 4:30 pm (Eastern Time). The conference call will be concurrently webcast. The link to the webcast will be available on the DexCom, Inc. website at www.dexcom.com under the investor webcast section and will be archived for future reference. To listen to the conference call, please dial (800) 447-0521 (US/Canada) or 1 (847) 413-3238 (International) and use the participant code “25516624” approximately five minutes prior to the start time.

About DexCom, Inc.

DexCom, Inc., headquartered in San Diego, California, is developing and marketing continuous glucose monitoring systems for ambulatory use by patients and by healthcare providers in the hospital.

Cautionary Statement Regarding Forward Looking Statements

DexCom is a medical device company with a limited operating history. Successful commercialization and sale of the company’s products is subject to numerous risks and uncertainties, including product performance, a lack of acceptance in the marketplace by physicians and patients, the company’s inability to manufacture products in commercial quantities at an acceptable cost and quality level, possible delays in the company’s development programs, the inability of patients to receive reimbursements from third-party payors and inadequate financial and other resources. Certain of these risks and uncertainties, in addition to other risks, are more fully described in the company’s quarterly report on Form 10-Q for the period ending September 30, 2009, as filed with the Securities and Exchange Commission on November 4, 2009.

FOR MORE INFORMATION:

Steven R. Pacelli

Chief Administrative Officer

(858) 200-0200

www.dexcom.com

DexCom, Inc.

Balance Sheets

(In thousands – except par value data)

(Unaudited)

	September 30, 2009	December 31, 2008 (1)
Assets
Current assets:
Cash and cash equivalents	$6,362	$12,700
Short-term marketable securities, available-for-sale	31,356	14,368
Accounts receivable, net	2,487	1,118
Inventory, net	1,932	2,446
Prepaid and other current assets	1,239	1,426

Total current assets	43,376	32,058
Property and equipment, net	6,731	6,105
Restricted cash	2,639	4,270
Other assets	1,210	1,449

Total assets	$53,956	$43,882

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued liabilities	$4,373	$4,599
Accrued payroll and related expenses	3,560	2,115
Current portion of long-term debt	900	1,931
Current portion of deferred revenue	8,702	6,351

Total current liabilities	17,535	14,996
Long-term portion of deferred revenue	—	5,669
Other liabilities	839	889
Long-term debt, net of current portion	44,683	41,796

Total liabilities	63,057	63,350
Commitments and contingencies
Stockholders’ equity (deficit):
Preferred stock, $0.001 par value, 5,000 shares authorized; no shares issued and outstanding at September 30, 2009 and December 31, 2008, respectively	—	—
Common stock, $0.001 par value, 100,000 authorized; 46,307 and 46,027 issued and outstanding at September 30, 2009; 30,103 and 29,824 shares issued and outstanding at December 31, 2008	46	30
Additional paid-in capital	270,496	218,136
Accumulated other comprehensive income	36	50
Accumulated deficit	(279,679)	(237,684)

Total stockholders’ deficit	(9,101)	(19,468)

Total liabilities and stockholders’ deficit	$53,956	$43,882

(1)	The Consolidated Balance Sheet at December 31, 2008 has been derived from the audited consolidated financial statements as adjusted for the adoption on January 1, 2009 of authoritative guidance for accounting for convertible debt instruments that may be settled in cash upon conversion.

DexCom, Inc.

Statements of Operations

(In thousands – except per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008 (1)	2009	2008 (1)
Product revenue	$4,620	$1,878	$11,404	$5,643
Development grant revenue	2,639	42	7,818	122

Total revenue	7,259	1,920	19,222	5,765
Product cost of sales	4,589	3,577	12,738	9,833
Development cost of sales	1,805	263	6,930	643

Total cost of sales	6,394	3,840	19,668	10,476

Gross margin (deficit)	865	(1,920)	(446)	(4,711)
Operating expenses
Research and development	3,496	5,418	10,122	15,058
Selling, general and administrative	8,948	6,652	25,803	20,320

Total operating expenses	12,444	12,070	35,925	35,378
Operating loss	(11,579)	(13,990)	(36,371)	(40,089)
Interest and other income	93	215	323	1,087
Interest expense	(2,037)	(1,856)	(5,947)	(5,409)

Net loss	$(13,523)	$(15,631)	$(41,995)	$(44,411)

Basic and diluted net loss per share	$(0.29)	$(0.53)	$(0.96)	$(1.51)

Shares used to compute basic and diluted net loss per share	45,919	29,627	43,797	29,415

(1)	The Consolidated Statements of Operations for the three and nine months ended September 30, 2008 have been derived from the audited consolidated financial statements as adjusted for the adoption on January 1, 2009 of authoritative guidance for accounting for convertible debt instruments that may be settled in cash upon conversion.